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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE TO-C
            TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                 TOM BROWN, INC.
                            (Name of Subject Company)

                           PLAZA ACQUISITION II CORP.
                               ENCANA CORPORATION
                       (Name of Filing Persons (Offeror))

                     COMMON STOCK, PAR VALUE $0.10 PER SHARE
                         (Title of Class of Securities)

                                    115660201
                      (CUSIP Number of Class of Securities)

                                  KERRY D. DYTE
                               CORPORATE SECRETARY
                               ENCANA CORPORATION
                            1800, 855-2ND STREET S.W.
                                CALGARY, ALBERTA
                                 CANADA T2P 2S5
                                 (403) 645-2000

   (Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

                                    COPY TO:

                             EDWIN S. MAYNARD, ESQ.
                             ROBERT B. SCHUMER, ESQ.
                  PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064
                                 (212) 373-3000


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

                            CALCULATION OF FILING FEE

   TRANSACTION VALUATION                               AMOUNT OF FILING FEE
   ---------------------                               --------------------

       Not Applicable                                     Not Applicable

[_] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


Amount Previously Paid:                  NOT APPLICABLE
                        -----------------------------------------------------

Filing Party:                            NOT APPLICABLE
              ---------------------------------------------------------------

Form or Registration No.:                NOT APPLICABLE
                          ---------------------------------------------------

Date Filed:                              NOT APPLICABLE
              ---------------------------------------------------------------

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which the statement relates:

[X] third-party tender offer subject to Rule 14d-1.

[_] issuer tender offer subject to Rule 13e-4.

[_] going-private transaction subject to Rule 13e-3.

[_] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]

                                  EXHIBIT INDEX

EXHIBIT NUMBER     DESCRIPTION
--------------     -----------

99.1               Press Release issued by EnCana Corporation on April 15, 2004.